Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Network Equipment Technologies, Inc. and subsidiaries (the “Company”) on Form S-8 of our reports dated May 22, 2009 relating to the consolidated financial statements and financial statement schedule of Network Equipment Technologies, Inc. and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 27, 2009.

/s/  DELOITTE & TOUCHE LLP

San Jose, California

October 29, 2009